Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2015	Quarter Ended December 31, 2014
Diluted earnings per share	$0.59	$0.53
Net Income	$1,607,000	$1,439,000
Return on average common equity	10.41%	9.99%
Return on average assets	0.98%	0.92%

Millersburg, Ohio – January 26, 2016 – CSB Bancorp, Inc. (CSBB) today announced fourth quarter 2015 net income of $1,607,000 or $.59 per basic and diluted share, as compared to $1,439,000 or $.53 per basic and diluted share for the same period in 2014. For the twelve month period ended December 31, 2015 net income totaled $6,022,000, compared to $5,884,000 for the same period last year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.41% and 0.98%, respectively, compared with 9.99% and 0.92% for the fourth quarter of 2014.

For the full year of 2015, the Company reported net income of $6.0 million or $2.20 per basic and diluted share, as compared to $5.9 million or $2.15 per basic and diluted share in 2014. Full year ROE and ROA were 10.07% and 0.95% respectively, compared to 10.60% and 0.97% in 2014.

Eddie Steiner, President and CEO stated, “Total revenue has now increased for twenty consecutive quarters when compared to the same period in the prior year. Loan demand in our core business sectors and geographic markets appears to be increasing as we head into 2016.”

Revenue, on a fully-taxable equivalent basis, totaled $6.3 million during the quarter, a 3% increase from the prior-year fourth quarter. Net interest income improved by $202 thousand as compared to fourth quarter 2014, while other income increased $10 thousand. Full year revenue of $25.2 million reflects a $720 thousand, or a 3%, increase as compared to full year 2014.

Non-interest expense amounted to $3.9 million during the quarter, an increase of $143 thousand or 4% from fourth quarter 2014. The Company’s fourth quarter efficiency ratio amounted to 61.6% as compared to 61.3% for the same quarter in the prior year. Salary and employee benefits rose $155 thousand, or 8%, on a quarter over prior year quarter with increases in base salary, medical coverage and employment taxes. For the full year ended December 31, 2015, non-interest expense increased $714 thousand or 5% versus 2014, with the majority of the change attributable to increases in salary and benefit expense.

Net interest margin for the quarter amounted to 3.39% compared to 3.43% from the linked September quarter and 3.43% for the prior year’s fourth quarter. The margin decrease year over year resulted from a 7 basis point decrease in average yield on earning assets partially offset with a 3 basis point decrease in average interest costs on all liabilities. The sustained low interest rate environment with resultant periodic rate decreases on certain long-term loans with scheduled rate repricing, along with deposit growth outpacing loan growth in the past year, have contributed to the lower margin trend.

Net interest margin amounted to 3.48% for the full year in 2015 as compared to 3.56% for the prior full year. The margin decrease on a year over year basis was largely attributable to an increase in low yielding overnight funds through the end of the fourth quarter in 2015 as growth in average loan and securities balances during the year was outpaced by growth in average deposit balances. The lower yields on earning assets were partially offset by a 4 basis point decline in liability costs.

Federal income tax provision totaled $707 thousand in fourth quarter 2015, compared to $637 thousand for the same quarter in 2014 reflecting a stable effective tax rate of 31% for the comparable quarters.

Average total assets during the quarter amounted to $653 million, an increase of $31 million or 5% above the same quarter of the prior year. Average loan balances of $409 million declined $589 thousand, or less than 1%, from the prior year fourth quarter while average securities balances of $163 million increased $18 million or 13% as compared to fourth quarter 2014.

Average commercial loan balances for the quarter, including commercial real estate, decreased $3 million or 1% from prior year levels. Average residential mortgage balances decreased $1 million or 1% over the prior year’s quarter. Average home equity balances increased $1 million or 3% and average consumer credit balances increased $2 million or 21% versus the same quarter of the prior year.

The Company did not fund a loan loss provision during the fourth quarter 2015 due to declines in delinquent loans and nonperforming assets. Delinquent loan balances as of December 31, 2015 amounted to 0.65% of total loans as compared to 1.30% at December 31, 2014. Nonperforming assets totaled $1.7 million or 0.40% of total loans plus other real estate, a decrease from $3.9 million or 0.96% of total loans plus other real estate at December 31, 2014. The allowance for loan losses amounted to 1.10% of total loans on December 31, 2015.

Net loan recoveries during fourth quarter 2015 were $30 thousand (0.03% annualized) compared to fourth quarter 2014 net loan charge-offs of $1 million. Net charge-offs for full year 2015 amounted to $108 thousand or 0.03% of average loans.

Average deposit balances for fourth quarter 2015 totaled $524 million, an increase of $27 million, or 6%, from the prior year’s fourth quarter. Within the deposit category, average noninterest-bearing account balances for the fourth quarter increased by $19 million, or 14% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $14 million or 6% from year ago levels, while average time deposit balances decreased $6 million or 5% from fourth quarter 2014. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter of 2015 increased by $2 million or 4% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $61.3 million on December 31, 2015 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.7% on December 31, 2015, as compared to 8.5% on December 31, 2014. The Company declared a common dividend of $.19 per share during the quarter. Based on the December 31, 2015 closing stock price of $24.50 per share, the Company’s annual dividend yield approximates 3.1%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $650 million as of December 31, 2015. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2015	2015	2015	2014	2014	2015	2014
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$5,262	$5,150	$5,255	$5,091	$5,060	$20,758	$20,212
Provision for loan losses	—	—	195	194	185	389	643
Other income	1,071	1,119	1,180	1,054	1,061	4,424	4,250
Other expenses	3,930	3,944	3,974	3,948	3,787	15,796	15,082
FTE adjustment (a)	89	82	80	77	73	328	285
Net income	1,607	1,556	1,517	1,342	1,439	6,022	5,884
Diluted earnings per share	0.59	0.57	0.55	0.49	0.53	2.20	2.15
PERFORMANCE RATIOS
Return on average assets (ROA)	0.98%	0.98%	0.97%	0.87%	0.92%	0.95%	0.97%
Return on average common equity (ROE)	10.41%	10.27%	10.23%	9.33%	9.99%	10.07%	10.60%
Net interest margin FTE (a)	3.39%	3.43%	3.58%	3.52%	3.43%	3.48%	3.56%
Efficiency ratio	61.55%	62.42%	61.47%	64.09%	61.34%	62.37%	61.46%
Number of full-time equivalent employees	161	161	163	165	167
MARKET DATA
Book value/common share	$22.35	$22.09	$21.53	$21.46	$20.97
Period-end common share mkt value	24.50	24.20	25.00	23.00	22.00
Market as a % of book	109.62%	109.55%	116.12%	107.18%	104.91%
Price-to-earnings ratio	11.14	11.31	11.79	10.85	10.23
Cash dividends/common share	$0.19	$0.19	$0.19	$0.19	$0.19	$0.76	$0.74
Common stock dividend payout ratio	32.20%	33.33%	34.54%	38.78%	35.85%	34.55%	34.42%
Average basic common shares	2,739,664	2,739,405	2,739,405	2,739,405	2,738,869	2,739,470	2,737,636
Average diluted common shares	2,741,243	2,742,455	2,742,738	2,741,993	2,741,033	2,742,108	2,739,078
Period end common shares outstanding	2,740,996	2,739,405	2,739,405	2,739,405	2,739,405
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$67,154	$66,294	$68,485	$63,006	$60,267
ASSET QUALITY
Gross charge-offs	$104	$95	$39	$110	$1,033	$348	$1,422
Net (recoveries) charge-offs	(30)	25	32	81	992	108	1,347
Allowance for loan losses	4,662	4,632	4,656	4,494	4,381
Nonperforming assets (NPAs)	1,681	2,018	3,117	3,685	3,949
Net charge-off (recovery) /average loans ratio	(0.03)%	0.02%	0.03%	0.08%	0.96%	0.03%	0.33%
Allowance for loan losses/period-end loans	1.10	1.12	1.12	1.07	1.07
NPAs/loans and other real estate	0.40	0.49	0.75	0.88	0.96
Allowance for loan losses/nonperforming loans	277.35	229.54	149.38	121.96	110.93
CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.69%	8.81%	8.69%	8.63%	8.46%
Average equity to assets	9.38	9.50	9.52	9.37	9.19
Average equity to loans	14.99	14.73	14.25	14.07	13.97
Average loans to deposits	77.95	81.21	83.61	83.34	82.37
AVERAGE BALANCES
Assets	$652,725	$632,539	$625,032	$622,628	$621,536	$633,298	$604,605
Earning assets	615,725	595,806	588,464	586,464	584,536	596,705	567,940
Loans	408,524	408,069	417,347	414,761	409,113	412,147	405,973
Deposits	524,078	502,514	499,157	497,646	496,670	505,913	479,330
Shareholders’ equity	61,230	60,112	59,473	58,351	57,134	59,799	55,529
ENDING BALANCES
Assets	$650,314	$632,381	$622,956	$625,088	$620,981
Earning assets	610,251	597,476	584,510	588,174	582,629
Loans	422,871	412,974	415,198	420,861	410,903
Deposits	525,042	505,088	496,404	497,333	500,075
Shareholders’ equity	61,266	60,504	58,966	58,791	57,450

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2015	2014
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,341	$15,310
Interest-earning deposits in other banks	20,931	28,613
Federal Funds Sold	—	—

Total cash and cash equivalents	38,272	43,923
Securities
Available-for-sale, at fair-value	127,969	100,108
Held-to-maturity	33,819	38,316
Restricted stock, at cost	4,614	4,614

Total securities	166,402	143,038
Loans held for sale	47	75
Loans	422,871	410,903
Less allowance for loan losses	4,662	4,381

Net loans	418,209	406,522
Goodwill and core deposit intangible	5,232	5,357
Bank owned life insurance	10,085	9,815
Premises and equipment, net	8,209	8,286
Accrued interest receivable and other assets	3,858	3,965

TOTAL ASSETS	$650,314	$620,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$151,549	$139,251
Interest-bearing	373,493	360,824

Total deposits	525,042	500,075
Short-term borrowings	48,598	46,627
Other borrowings	13,465	14,953
Accrued interest payable and other liabilities	1,943	1,876

Total liabilities	589,048	563,531

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2015 and 2014	18,629	18,629
Additional paid-in capital	9,846	9,884
Retained earnings	38,030	34,090
Treasury stock at cost - 239,606 shares in 2015 and 241,197 in 2014	(4,822)	(4,871)
Accumulated other comprehensive loss	(417)	(282)

Total shareholders’ equity	61,266	57,450

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$650,314	$620,981

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended Dec 31,		Twelve months ended Dec 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$4,618	$4,585	$18,548	$18,290
Taxable securities	749	675	2,790	2,857
Nontaxable securities	154	121	563	466
Other	38	20	96	43

Total interest and dividend income	5,559	5,401	21,997	21,656

Interest expense:
Deposits	266	282	1,081	1,166
Other	120	132	486	563

Total interest expense	386	414	1,567	1,729

Net interest income	5,173	4,987	20,430	19,927
Provision for loan losses	—	185	389	643

Net interest income after provision for loan losses	5,173	4,802	20,041	19,284

Noninterest income
Service charges on deposits accounts	287	332	1,203	1,269
Trust services	217	193	860	811
Debit card interchange fees	265	242	988	910
Gain on sale of loans	57	53	363	198
Gain on sale of securities	—	—	56	133
Other	245	241	954	929

Total noninterest income	1,071	1,061	4,424	4,250

Noninterest expenses
Salaries and employee benefits	2,223	2,068	8,819	8,321
Occupancy expense	251	252	1,027	1,014
Equipment expense	166	166	663	715
Professional and director fees	165	197	830	725
Software expense	202	216	801	727
Marketing and public relations	133	111	419	378
Debit card expense	103	125	413	421
Other expenses	687	652	2,824	2,781

Total noninterest expenses	3,930	3,787	15,796	15,082

Income before income tax	2,314	2,076	8,669	8,452
Federal income tax provision	707	637	2,647	2,568

Net income	$1,607	$1,439	$6,022	$5,884

Net income per share:
Basic	$0.59	$0.53	$2.20	$2.15

Diluted	$0.59	$0.53	$2.20	$2.15